Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

Shell plc
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, nominal value of €0.07 per share	Rules 457(c) and 457 (h)	30,000,000	$29.8325(3)	$894,975,000	$110.20 per $1,000,000	$98,626.25

Total Offering Amounts					$894,975,000		$98,626.25
Total Fee Offsets							$0
Net Fee Due							$98,626.25

(1)
The Ordinary Shares being registered under this Registration Statement may be represented by the Registrant’s American Depositary Shares (“ADSs”). Each ADS represents two Ordinary Shares. ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a registration statement on Form F-6 (File No. 333-262284).

(2)
Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional shares as may become issuable under the plan in connection with variations in share capital, demergers, special dividends or distributions or similar transactions.  In addition, pursuant to Rule 416(c) of the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(3)
Estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for the purpose of computing the registration fee and based upon the average of the high and low prices of the Registrant’s ADSs on May 24, 2023 as reported on the New York Stock Exchange.